                                                                    Exhibit 12.1

                            PAYLESS SHOESOURCE, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        FOR THE LAST THREE FISCAL YEARS

                                           Feb. 01,      Feb. 02,      Feb. 03,
(Thousands, except ratio)                    2003          2002          2001
                                           --------      --------      --------
Earnings Available for Fixed Charges:
Pretax earnings before minority
 interest and extraordinary loss           $158,914      $ 71,810      $202,960
Fixed Charges (Interest expense plus
 interest component of rent)                104,341       109,873       105,054
                                           --------      --------      --------
                                           $263,255      $181,683      $308,014
                                           ========      ========      ========

Fixed Charges:
Gross interest expense                     $ 23,549      $ 30,649      $ 29,316
Interest factor attributable
 to rent expense                             80,792        79,224        75,738
                                           --------      --------      --------
                                           $104,341      $109,873      $105,054
                                           ========      ========      ========
Ratio of Earnings
 to Fixed Charges                               2.5           1.7           2.9
                                           ========      ========      ========